Exhibit 4

THE RULES and DEED of TRUST

of

THE SUN HYDRAULICS LIMITED SHARE INCENTIVE PLAN

adopted by resolution

on

3rd March 2009

TABLE OF CONTENTS

(A)	RULES OF THE SUN HYDRAULICS LIMITED SHARE INCENTIVE PLAN

1	DEFINITIONS	4

2	PURPOSE OF THE PLAN	9

3	ELIGIBILITY OF INDIVIDUALS	9

4	PARTICIPATION ON SAME TERMS	10

5	FREE SHARES (PART A)	11

6	PARTNERSHIP SHARES (PART B)	14

7	MATCHING SHARES (PART C)	17

8	DIVIDEND SHARES (PART D)	19

9	COMPANY RECONSTRUCTIONS	22

10	RIGHTS ISSUES	23

(B)	DEED OF TRUST	24

1	PURPOSE	25

2	STATUS	25

3	DECLARATION OF TRUST	25

4	NUMBER OF TRUSTEES	26

5	INFORMATION	26

6	RESIDENCE OF TRUSTEES	26

7	CHANGE OF TRUSTEES	26

8	INVESTMENT AND DEALING WITH TRUST ASSETS	26

9	LOANS TO TRUSTEES	28

10	SHARES FROM QUALIFYING SHARE OWNERSHIP TRUSTS	28

11	TRUSTEES’ OBLIGATIONS UNDER THE PLAN	28

12	POWER OF TRUSTEES	31

13	POWER TO AGREE MARKET VALUE OF SHARES	31

14	PERSONAL INTEREST OF TRUSTEES	31

15	TRUSTEES’ MEETINGS	31

16	SUBSIDIARY COMPANIES	32

17	EXPENSES OF PLAN	32

18	TRUSTEES’ LIABILITY AND INDEMNITY	32

19	COVENANT BY PARTICIPATING COMPANIES	32

20	ACCEPTANCE OF GIFTS	33

21	TRUSTEES’ LIEN	33

22	AMENDMENTS TO THE PLAN	33

23	TERMINATION OF THE PLAN	33

24	EXECUTION OF THE DEED	34

(A) RULES OF THE SUN HYDRAULICS LIMITED SHARE INCENTIVE PLAN

1. DEFINITIONS

1.1 The following words and expressions have the following meanings:

“Accumulation Period”	in relation to Partnership Shares, the period during which the Trustees accumulate a Participant’s Partnership Share Money before acquiring Partnership Shares or repaying it to the Participant

“Acquisition Date”

(a) in relation to Partnership Shares, where there is no Accumulation Period, the meaning given by paragraph 50(4) of the Schedule

(b) in relation to Partnership Shares, where there is an Accumulation Period, the meaning given by paragraph 52(5) of the Schedule; and

(c) in relation to Dividend Shares, the meaning given by paragraph 66(4) of the Schedule

“Associated Company”	the same meaning as in paragraph 94 of the Schedule

“Award Date”	in relation to Free Shares or Matching Shares, the date on which such Shares are awarded

“Award”

(a) in relation to Free Shares and Matching Shares, the appropriation of Free Shares and Matching Shares in accordance with the Plan; and

(b) in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan

“Capital Receipt”	the same meaning as in section 502 of ITEPA 2003

“Close Company”	the same meaning as in section 414 of ICTA 1988 as modified by para 20(4) of the Schedule

“the Company”	Sun Hydraulics Limited

“Connected Company”	the same meaning as in paragraph 18(3) of the Schedule

“Control”	the same meaning as in section 840 of ICTA 1988

“Dealing Day”	a day on which the Stock Exchange is open for the transaction of business

“the Deed”	Sun Hydraulics Ltd SIP Trust Deed

“Dividend Shares”	Shares acquired on behalf of a Participant from reinvestment of dividends under Part D of the Plan and which are subject to the Plan

“Free Share Agreement”	an agreement in the terms set out in Appendix A

“Free Shares”	Shares awarded under Part A of the Plan which are subject to the Plan

“Group Plan”	the Plan as established by Sun Hydraulics Limited and extending to its Subsidiaries which are Participating Companies

“Holding Period”

(a) in relation to Free Shares, the period specified by the Company as mentioned in Rule 5.12;

(b) in relation to Matching Shares, the period specified by the Company as mentioned in Rule 7.5; and

(c) in relation to Dividend Shares, the period of 3 years from the Acquisition Date

“ICTA 1988”	the Income and Corporation Taxes Act 1988

“Initial Market Value”	the Market Value of a Share on an Award Date. Where the Share is subject to a restriction or risk of forfeiture, the Market Value shall be determined without reference to that restriction or risk

“ITEPA 2003”	the Income Tax (Earnings and Pensions) Act 2003

“Market Value”	(a) where the Shares are listed on the NASDAQ Market (or any other recognised stock exchange within the meaning of section 1005 Income Taxes Act 2007 on which the shares are traded):

(i) if the Trustees acquire all of the Shares from a purchase made on that market and Award all of the Shares on the date on which they were purchased, the average of the prices at which the Trustees acquire the Shares on that purchase date; or (ii) if the Trustees acquire the Shares from a purchase made on that market and Award the Shares on a date other than the date on which the Shares were purchased, the middle market quotation of a Share on the NASDAQ Market (or any other recognised stock exchange within the meaning of section 1005 Income Taxes Act 2007 on which the shares are traded) as derived from the Wall Street Journal for the dealing day immediately preceding the Award Date or Acquisition Date as appropriate;

(b) where the shares are not listed on the NASDAQ Market (or any other recognised stock exchange within the meaning of section 1005 Income Taxes Act 2007), the market value of a
Share as determined in accordance with the provisions of Part VIII of the Taxation of
Chargeable Gains Act 1992 and paragraph 92 of Schedule 2 and agreed for the purposes of the Plan with HM Revenue and Customs Shares & Assets Valuation on or before that day

“Matching Shares”	Shares awarded under Part C of the Plan and which are subject to the Plan

“Material Interest”	the same meaning as in paragraph 20 of the Schedule

“NICs”	National Insurance Contributions

“Parent Company”	Sun Hydraulics Corporation

“Participant”	an individual who has received under the Plan an Award of Free Shares, Matching Shares or Partnership Shares, or on whose behalf Dividend Shares have been acquired

“Participating Company”	the Company and such of its Subsidiaries as have executed deeds of adherence to the Plan under clause 16 of the Trust Deed

“Partnership Shares”	Shares awarded under Part B of the Plan and which are subject to the Plan

“Partnership Share Agreement”	an agreement in the terms set out in Appendix A

“Partnership Share Money”	money deducted from a Participant’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares or to be returned to such a person

“Performance Allowances”	The criteria for an Award of Free Shares where: (a) whether Shares are awarded; or (b) the number or value of Shares awarded is conditional on performance targets being met

“the Plan”	The Sun Hydraulics Limited Share Incentive Plan

“Plan Shares”

(a) Free Shares, Matching Shares or Partnership Shares awarded to Participants;

(b) Dividend Shares acquired on behalf of Participants, and

(c) shares in relation to which paragraph 87(1) (consequences of company reconstructions) of the Schedule applies that remain subject to the Plan

“Plan Termination Notice”	a notice issued under paragraph 89 of the Schedule

“Qualifying Company”	the same meaning as in Paragraph 17 of the Schedule

“Qualifying Corporate Bond”	the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992

“Qualifying Employee”	an employee who must be invited to participate in an award in accordance with Rule 3.4 and any employee who the Company has invited in accordance with Rule 3.5

“Qualifying Period”

such period as the Company shall from time to time determine in respect of all Qualifying Employees at that time being:

(a) in the case of Free Shares a period of not more than 18 months before the Award is made.

(b) in the case of Partnership Shares and Matching Shares where there is an Accumulation Period a period of not more than 6 months before the start of the Accumulation Period

(c) in the case of Partnership Shares and Matching Shares where there is no Accumulation Period a period of not more than 18 months before the deduction of Partnership Share Money relating to the Award

“Redundancy”	the same meaning as in the Employment Rights Act 1996

“Relevant Employment”	employment by the Company or any Associated Company

“Retirement Age”	age 50

“Salary”	the same meaning as in paragraph 43(4) of the Schedule

“the Schedule”	Schedule 2 to ITEPA 2003

“Shares”	ordinary shares [of common stock] in the capital of the Parent Company which comply with the conditions set out in paragraph 25 of the Schedule

“the Stock Exchange”	NASDAQ

“Subsidiary”	any company which is for the time being under the Control of the Company

“Tax Year”	a year beginning on 6 April and ending on the following 5 April

“the Trustees”	the trustees or trustee of the Plan

“the Trust Fund”	all assets transferred to the Trustees to be held on the terms of the Trust Deed and the assets from time to time representing such assets, including any accumulations of income

“the Trust Period”	the period of 80 years beginning with the date of the Deed

1.2	References to any Act, or Part, Chapter, or section (including ICTA 1988 and ITEPA 2003) shall include any statutory modification, amendment or re- enactment of that Act, for the time being in force.

1.3	Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

2. PURPOSE OF THE PLAN

The purpose of the Plan is to enable employees of Participating Companies to acquire shares in a company which give them a continuing stake in that company.

3. ELIGIBILITY OF INDIVIDUALS

3.1	Individuals are eligible to participate in an Award only if:

(a)	they are employees of a Participating Company;

(b)	they have been employees of a Qualifying Company at all times during any Qualifying Period;

(c)	they are eligible on the date(s) set out in paragraph 14(1) of the Schedule; and

(d)	they are not excluded under any of Rules 3.2 or 3.3.

3.2	Individuals are not eligible to participate in an Award of Shares if they have, or within the preceding twelve months have had, a Material Interest in:

(a)	a Close Company whose shares may be appropriated or acquired under the Plan; or

(b)	a company which has Control of such a company or is a member of a consortium which owns such a company.

3.3	Individuals are not eligible to participate in an Award of Free Shares, Partnership Shares or Matching Shares in any Tax Year if in that Tax Year they are at the same time participating in an award under another plan established by the Company or a Connected Company and approved under the Schedule, or if they would have received such an award but for their failure to meet a performance target (see Rule 5.5). If the Qualifying Employee participates in an Award in a Tax Year in which he has already participated in an award of shares under one or more share incentive plans approved under the Schedule and established by the Company or a Connected Company then the limits specified in Rules 5.4, 6.3 and 8.6 apply as if the Plan and the other plan or plans were a single plan as required by paragraph 18A of the Schedule.

Employees who must be invited to participate in Awards

3.4	Individuals shall be eligible to receive an Award of Shares under the Plan if they meet the requirements in Rule 3.1 and are UK resident taxpayers (within the meaning of paragraph 8(2) of the Schedule).

In this case they shall be invited to participate in any Awards of Free Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

Employees who may be invited to participate in Award

3.5	The Company may also invite any employee who is not a UK resident taxpayer (within the meaning of paragraph 8(2) of the Schedule) who meets the requirements in Rule 3.1 to participate in any Award of Free Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

4. PARTICIPATION ON SAME TERMS

4.1	Every Qualifying Employee shall be invited to participate in an Award on the same terms. All who do participate in an Award shall do so on the same terms.

4.2	The Company may make an Award of Free Shares to Qualifying Employees by reference to their remuneration, length of service or hours worked.

4.3	The Company may make an Award of Free Shares to Qualifying Employees by reference to their performance as set out in Rule 5.5.

PART A

5. FREE SHARES

5.1	The Company may at any time invite every Qualifying Employee to enter into an agreement with the Company (a “Free Share Agreement”) in the terms of the draft in Appendix A to these Rules. The invitations may be issued in writing or by electronic communication. The Qualifying Employee shall have at least 14 days to accept the invitation.

5.2	The Trustees, acting with the prior consent of the Company, may from time to time award Free Shares. The number of Free Shares to be awarded by the Trustees to each Qualifying Employee on an Award Date shall be determined by the Company in accordance with this Rule

5.3	If and for so long as unconditional Free Shares are being awarded, it shall not be necessary on each occasion of such an Award for a Free Share Agreement to be entered into and the most recent Free Share Agreement shall apply to subsequent Awards. Provided that a Participant or a Qualifying Employee shall be able to direct the Trustee before any Award Date, that Free Shares should not be awarded to him.

Maximum annual Award

5.4.1	The Initial Market Value of the Shares awarded to a Qualifying Employee in any Tax Year shall not exceed £3,000 (or such other amount as shall from time to time be specified to be the maximum value in paragraph 35 of the Schedule).

Allocation of Free Shares by reference to performance

5.5	The Company may stipulate that the number of Free Shares (if any) to be awarded to each Qualifying Employee on a given Award Date shall be determined by reference to Performance Allowances.

5.6	If Performance Allowances are used, they shall apply to all Qualifying Employees on a given Award Date.

5.7	(a) Performance Allowances shall be determined by reference to such fair and objective criteria (performance targets) relating to business results as the Company shall determine over such period as the Company shall specify;

	(b)	performance targets must be set for performance units of one or more employees; and

	(c)	for the purposes of an Award of Free Shares an employee must not be a member of more than one performance unit.

5.8	Where the Company decides to use Performance Allowances it shall, as soon as reasonably practicable:

	(a)	notify each employee participating in the Award of the performance targets and measures which, under the Plan, shall be used to determine the number or value of Free Shares awarded to him; and

	(b)	notify all Qualifying Employees of the Company or, in the case of a Group Plan, of any Participating Company, in general terms, of the performance targets and measures to be used to determine the number or value of Free Shares to be awarded to each Participant in the Award

5.9	The Company shall determine the number of Free Shares (if any) to be awarded to each Qualifying Employee by reference to performance using Method 1 or Method 2. The same method shall be used for all Qualifying Employees for each Award made on the same date.

Performance Allowances: method 1

5.10	By this method:

	(a)	at least 20% (or such other percentage specified in paragraph 41 of the Schedule form time to time) of Free Shares awarded in any performance period shall be awarded without reference to performance;

	(b)	the remaining Free Shares shall be awarded by reference to performance; and

	(c)	the highest Award made to an individual by reference to performance in any period (under paragraph (b)) shall be no more than four times the highest Award to an individual without reference to performance (under paragraph (a)).

If this Method is used:

• the Free Shares awarded without reference to performance (paragraph (a) above) shall be awarded on the same terms mentioned in Rule 4; and

• the Free Shares awarded by reference to performance (paragraph (b) above) need not be allocated on the same terms mentioned in Rule 4.

Performance Allowances: method 2

5.11	By this method:

(a)	some or all Free Shares shall be awarded by reference to performance;

(b)	the Award of Free Shares to Qualifying Employees who are members of the same performance unit shall be made on the same terms, as mentioned in Rule 4; and

(c)	Free Shares awarded for each performance unit shall be treated as separate Awards.

Holding Period for Free Shares

5.12	The Company shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Free Share Agreement.

5.13	The Holding Period shall, in relation to each Award, be a specified period of not less than 3 years nor more than 5 years, beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Free Shares already awarded under the Plan.

5.14	Participants may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Free Shares if the acceptance or agreement shall result in a new holding being equated with those shares for the purposes of capital gains tax; or

(b)	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Free Shares if the offer forms part of such a general offer as is mentioned in paragraph (c); or

(c)	to accept an offer of cash, with or without other assets, for their Free Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their shares, or to holders of shares in the same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 ICTA 1988; or

(d)	to agree to a transaction affecting their Free Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(i)	all of the ordinary share capital of the company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

PART B

6. PARTNERSHIP SHARES

6.1	The Company may at any time invite every Qualifying Employee to enter into an agreement with the Company (a “Partnership Share Agreement”) in the terms of the draft in Appendix A to these Rules. The invitations may be issued in writing or by electronic communication and there shall be a period of at least 14 days for the Qualifying Employee to accept the invitation.

6.2	Partnership Shares shall not be subject to any provision under which they may be forfeit.

Maximum amount of deductions

6.3	The amount of Partnership Share Money deducted from an employee’s Salary shall not exceed £1,500 in a Tax Year (or such other maximum amount as shall be specified from time to time in paragraph 46 of the Schedule).

6.4	The amount of Partnership Share Money deducted in a Tax Year must not exceed 10% of the employee’s Salary for that Tax Year or such lesser percentage as the Company may specify.

6.5	Any amount deducted in excess of that allowed by Rule 6.3 or 6.4 shall be paid over to the employee, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Minimum amount of deductions

6.6	The minimum amount to be deducted under the Partnership Share Agreement on any occasion shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion. It shall not be greater than £10 (or such other amount specified from time to time in paragraph 47 of Schedule 2).

Notice of possible effect of deductions on benefit entitlement

6.7	Every Partnership Share Agreement shall contain a notice under paragraph 48 of the Schedule.

Restriction imposed on number of Shares awarded

6.8	The Company may specify the maximum number of Shares to be included in an Award of Partnership Shares.

6.9	The Partnership Share Agreement shall contain an undertaking by the Company to notify each Participant of any restriction on the number of Shares to be included in an Award.

6.10	The notification in Rule 6.9 above shall be given:

(a)	if there is no Accumulation Period, before the deduction of the Partnership Share Money relating to the Award; and

(b)	if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

Plan with no Accumulation Period

6.11	The Trustees shall acquire Shares on behalf of the Participant using the Partnership Share Money. They shall acquire the Shares on the Acquisition Date. The number of Shares awarded to each employee shall be determined in accordance with the Market Value of the Shares on that date.

Plan with Accumulation Period

6.12	If there is an Accumulation Period, the Trustees shall acquire Shares on behalf of the Qualifying Employee, on the Acquisition Date, using the Partnership Share Money.

6.13	The number of Shares acquired on behalf of each Participant shall be determined by reference to the lower of:

(a)	the Market Value of the Shares at the beginning of the Accumulation Period; and

(b)	the Market Value of the Shares at the end of the Accumulation Period.

6.14	If a transaction occurs during an Accumulation Period which results in a new holding of shares being equated for the purposes of capital gains tax with any of the shares to be acquired under the Partnership Share Agreement, the employee may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

Surplus Partnership Share Money

6.15	Any surplus Partnership Share Money remaining after the acquisition of Shares by the Trustees:

(a)	may, with the agreement of the Participant, be carried forward to the next Accumulation Period or the next deduction; and

(b)	in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Scaling down

6.16	If the Company receives applications for Partnership Shares exceeding the Award maximum determined in accordance with Rule 6.8 then the following steps shall be taken in sequence until the excess is eliminated.

Step 1.	the excess of the deduction chosen by each applicant over the minimum amount determined under Rule 6.6 shall be reduced pro rata;

Step 2.	all deductions shall be reduced to the minimum amount determined under Rule 6.6;

Step 3.	applications shall be selected by lot, each based on a deduction of the minimum amount determined under Rule 6.6.

Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions, and each employee who has applied for Partnership Shares shall be notified of the change.

Withdrawal from Partnership Share Agreement

6.17	An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to the Company. Unless a later date is specified in the notice, such a notice shall take effect 30 days after the Company receives it. Any Partnership Share Money then held on behalf of an employee shall be paid over to that employee as soon as practicable. This payment shall be subject to income tax under PAYE and NICs.

Repayment of Partnership Share Money on withdrawal of approval or termination

6.18	If approval to the Plan is withdrawn or a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable, subject to deduction of income tax under PAYE, and NICs.

Re-starting or varying a Partnership Share Agreement

6.19	A Participant may at any time, by notice in writing to the Company or the Trustees as agent for the Company:

(a)	direct the Company to restart the deductions of Partnership Share Money from his Salary in accordance with the Partnership Share Agreement. Unless a later date is specified within such notice, the Company must give effect to such a direction not later than the date of the first deduction due under the Partnership Share Agreement more than 30 days after receiving it.

(b)	with the agreement of the Company, direct the Company to vary the amount of Partnership Share Money which is deducted from his Salary, provided that:

(i)	the Participant may not make up any deductions which were not made from his Salary; and

(ii)	if the Company so determines, deductions may not be re-started more than once in any Accumulation Period.

PART C

7. MATCHING SHARES

7.1	The Partnership Share Agreement sets out the basis on which a Participant is entitled to Matching Shares in accordance with this Part of the Rules

General requirements for Matching Shares

7.2	Matching Shares shall:

(a)	be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

(b)	subject to Rule 7.4, be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

(c)	be awarded to all Participants on exactly the same basis.

Ratio of Matching Shares to Partnership Shares

7.3	The Partnership Share Agreement shall specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and that ratio shall not exceed 2:1 (or such other ratio as shall be specified in paragraph 60 of the Schedule from time to time). The Company may vary the ratio before Partnership Shares are acquired. Employees shall be notified of the terms of any such variation before the Partnership Shares are awarded under the Partnership Share Agreement.

7.4	If the Partnership Shares on that day are not sufficient to produce a Matching Share, the match shall be made when sufficient Partnership Shares have been acquired to allow at least one Matching Share to be appropriated.

Holding Period for Matching Shares

7.5	The Company shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Partnership Share Agreement.

7.6	The Holding Period shall, in relation to each Award, be a specified period of not less than 3 years nor more than 5 years, beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Matching Shares awarded under the Plan.

7.7	Participants may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Matching Shares if the acceptance or agreement shall result in a new holding being equated with those original Shares for the purposes of capital gains tax; or

(b)	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Matching Shares if the offer forms part of such a general offer as is mentioned in paragraph (c); or

(c)	to accept an offer of cash, with or without other assets, for their Matching Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their Shares or to the holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of ICTA 1988; or

(d)	to agree to a transaction affecting their Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(i)	all of the ordinary share capital of the company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

PART D

8. DIVIDEND SHARES

Reinvestment of cash dividends

8.1	The Free Share Agreement or Partnership Share Agreement, as appropriate, shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

8.2	The Company may direct that any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

8.3	Dividend Shares shall be Shares:

(a)	of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

(b)	which are not subject to any provision for forfeiture.

8.4	The Company may decide to:

(a)	apply all Participants’ dividends, up to the limit specified in Rule 8.6, to acquire Dividend Shares;

(b)	to pay all dividends in cash to all Participants; or

(c)	to offer Participants the choice of either (a) or (b) above.

8.5	The Company may revoke any direction for reinvestment of cash dividends.

8.6	The amount applied by the Trustees in acquiring Dividend Shares shall not exceed £1,500 (or such other maximum limit as may be specified from time to time in paragraph 64 of the Schedule) in each Tax Year. For the purposes of this Rule, the Dividend Shares are those acquired under this Plan and those acquired under any other plan approved under the Schedule. In exercising their powers in relation to the acquisition of Dividend Shares the Trustees must treat Participants fairly and equally.

8.7	If the amounts received by the Trustees exceed the limit in Rule 8.6, the balance shall be paid to the participant as soon as practicable.

8.8	The Trustees shall apply all the cash dividend to acquire Shares on behalf of the Participant on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

Certain amounts not reinvested to be carried forward

8.9	Subject to Rule 8.7, any amount that is not reinvested:

(a)	because the amount of the cash dividend is insufficient to acquire a Share; or

(b)	because there is an amount remaining after acquiring the Dividend Shares;

may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested.

8.10	If, during the period of three years beginning with the date on which the dividend was paid:

(a)	it is not reinvested; or

(b)	the Participant ceases to be in Relevant Employment; or

(c)	a Plan Termination Notice is issued

the amount shall be repaid to the Participant as soon as practicable. On making such a payment, the Participant shall be provided with the information specified in paragraph 80(4) of the Schedule.

Holding Period for Dividend Shares

8.11	The Holding Period shall be a period of 3 years, beginning with the Acquisition Date.

8.12	Participants may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Dividend Shares if the acceptance or agreement shall result in a new holding being equated with those shares for the purposes of capital gains tax; or

(b)	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph (c); or

(c)	to accept an offer of cash, with or without other assets, for their Dividend Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their shares or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of ICTA 1988; or

(d)	to agree to a transaction affecting their Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(i)	all of the ordinary share capital of the company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

8.13	Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, they shall be provided with the information specified in paragraph 80(4) of the Schedule.

9. COMPANY RECONSTRUCTIONS

9.1	The following provisions of this Rule apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule as “the Original Holding”):

(a)	a transaction which results in a new holding (referred to in this Rule as “the New Holding”) being equated with the Original Holding for the purposes of capital gains tax; or

(b)	a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

9.2	If an issue of shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

(a)	redeemable shares or securities issued as mentioned in section 209(2)(c) of ICTA 1988;

(b)	share capital issued in circumstances such that section 210(1) of ICTA 1988 applies; or

(c)	share capital to which section 249 of ICTA 1988 (that is issued in a case where Section 410(2) or (3) of the Income Tax (Trading and Other Income) Act 2005) applies.

9.3	In this Rule:

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent;

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

9.4	Subject to the following provisions of this Rule, references in this Plan to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

9.5	For the purposes of the Plan:

(a)	a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

(b)	the date on which any New Shares are to be treated as having been appropriated to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so appropriated or acquired.

9.6	In the context of a New Holding, any reference in this Rule to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

10. RIGHTS ISSUES

10.1	Any shares or securities allotted under clause 12 of the Trust Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those shares.

10.2	Rule 10.1 does not apply:

(a)	to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this rule; or

(b)	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the company.

11. FORFEITURE

11.1	The Company may from time to time determine that Participants shall, during the applicable Forfeiture Period, forfeit all beneficial entitlement (or such proportion as the Company shall from time to time determine in respect of all Participants) to Free Shares and/or Matching Shares Awarded to them, in the following circumstances:

(a)	on the cessation of a Participant’s employment with the Company or an Associated Company at any time in the forfeiture period, or the withdrawal of the Free Shares and/or Matching Shares at any such time, for any reason other than:

(i)	death;

(ii)	injury or disability (evidenced to the satisfaction of the Directors);

(iii)	Redundancy;

(iv)	retirement on or after the Retirement Age;

(v)	a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 apply;

(vi)	a change of control or other circumstances ending a company’s status as an Associated Company if the relevant employment is employment by that Associated Company; or

(b)	in the case of Matching Shares, the withdrawal of the corresponding Partnership Shares by reference to which they were Awarded other than in the circumstances described in Rule 11.1(a).

11.2	For the purposes of Rule 11.1 the “Forfeiture Period” shall be such period (if any) of not more than 3 years beginning with the relevant Award Date as the Directors may from time to time determine in respect of all Participants who participate in the same Award. For the avoidance of doubt, the Forfeiture Period need not be the same in relation to Free Shares and Matching Shares.

11.3	Where pursuant to Rule 9.1 the Company determines that Free Shares and/or Matching Shares shall be capable of forfeiture, they shall do so before the Award Date of such shares and they shall notify Eligible Employees of the basis on which the shares shall be capable of forfeiture.

(B) DEED OF TRUST

This deed is made on	3rd March 2009

between	Sun Hydraulics Limited,

5 New Street Square London EC4A 3TW Registered No. 01914045, incorporated in England and Wales

and the Trustees	Sharesecure Limited

Oxford House
Oxford Road Aylesbury Buckinghamshire HP21 8SZ Registered No 03987069, incorporated in England and Wales

1. PURPOSE

The purpose of this Deed is to establish a trust for the Share Incentive Plan known as Sun Hydraulics Limited Share Incentive Plan (“the Plan”) which satisfies Schedule 2 ITEPA 2003.

2. STATUS

The Plan consists of this Deed and the attached rules and Appendices. The definitions in the rules apply to this Deed. The Company shall from time to time determine which of parts A to D of the Rules shall have effect. Where the Company determines that Part B shall have effect it shall also specify whether there is to be an Accumulation Period of up to 12 months, which shall apply equally to all Participants in the Plan.

3. DECLARATION OF TRUST

3.1	The Company and the Trustees have agreed that all the Shares and other assets which are issued to or transferred to the Trustees are to be held on the trusts declared by this Deed, and subject to the terms of the Rules. When Shares or assets are transferred to the Trustees by the Company with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

3.2	The Trustees shall hold the Trust Fund upon the following trusts namely:

(a)	as to Shares which have not been awarded to Participants (“Unawarded Shares”) upon trust during the Trust Period to allocate those Shares in accordance with the terms of this Deed and the Rules,

(b)	as to Shares which have been awarded to a Participant (“Plan Shares”) upon trust for the benefit of that Participant on the terms and conditions set out in the Rules,

(c)	as to Partnership Share Money upon trust to purchase Shares for the benefit of the contributing Participant in accordance with the Rules, and

(d)	as to other assets (“Surplus Assets”) upon trust to use them to purchase further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit.

3.3	The income of Unawarded Shares and Surplus Assets shall be accumulated by the Trustees and added to, and held upon the trusts applying to, Surplus Assets.

3.4	The income of Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.

3.4	The perpetuity period in respect of the trusts and powers declared by this Deed and the Rules shall be the period of 80 years from the date of this Deed.

4. NUMBER OF TRUSTEES

Unless a corporate Trustee is appointed, there shall always be at least 2 Trustees. Where there is no corporate (which does not need to be a trust corporation) Trustee, and the number of Trustees falls below 2, the continuing Trustee has the power to act only to achieve the appointment of a new Trustee.

5. INFORMATION

The Trustees shall be entitled to rely on information supplied by the Company in respect of the eligibility of any person to become or remain a Participant in the Plan.

6. RESIDENCE OF TRUSTEES

Every Trustee shall be resident in the United Kingdom. The Company shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

7. CHANGE OF TRUSTEES

The Company has the power to appoint or remove any Trustee for any reason. The change of Trustee shall be effected by executing a deed. Any Trustee may resign on one month’s notice given in writing to the Company, provided that there will be at least two Trustees or a corporate Trustee immediately after the retirement. Upon removal or retirement a Trustee must transfer all trust assets held by the Trustee or documents to the new or remaining Trustee as directed by the Company.

8. INVESTMENT AND DEALING WITH TRUST ASSETS

8.1	Save as otherwise provided for by the Plan the Trustees shall not sell or otherwise dispose of Plan Shares.

8.2	The Trustees shall obey any directions given by a Participant in accordance with the Rules in relation to his Plan Shares and any rights and income relating to those Shares. In the absence of any such direction, or provision by the Plan, the Trustees shall take no action.

8.3	The Company and Participating Companies shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees who will put the money into an account with:

(a)	a person falling within section 991(2)(b) of the Income Tax Act 2007,

(b)	a building society; or

(c)	a firm falling within section 991A(2)(c) of that Act,

until it is either used to acquire Partnership Shares on the Acquisition Date, or, in accordance with the Plan, returned to the individual from whose Salary the Partnership Share Money has been deducted.

The Trustees shall pass on any interest arising on this invested money to the individual from whose Salary the Partnership Share Money has been deducted.

8.4	The Trustees may either retain or sell Unawarded Shares at their absolute discretion. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

8.5	The Trustees shall have all the powers of investment of a beneficial owner in relation to Surplus Assets.

8.6	The Trustees shall not be under any liability to the Participating Companies or to current or former Participants by reason of a failure to diversify investments, which results from the retention of Plan or Unawarded Shares.

8.7	The Trustees may delegate powers, duties or discretions to any persons and on any terms. No delegation made under this clause shall divest the Trustees of their responsibilities under this Deed or under the Schedule.

The Trustees may allow any Shares to be registered in the name of an appointed nominee provided that such Shares shall be registered in a designated account. Such registration shall not divest the Trustees of their responsibilities under this Deed or the Schedule.

The Trustees may at any time, and shall if the Company so directs, revoke any delegation made under this clause or require any Plan assets held by another person to be returned to the Trustees, or both.

9. LOANS TO TRUSTEES

The Trustees shall have the power to borrow money for the purpose of:

(a)	acquiring Shares; and

(b)	paying any other expenses properly incurred by the Trustees in administering the Plan.

10. SHARES FROM QUALIFYING SHARE OWNERSHIP TRUSTS

Where Shares are transferred to the Trustees in accordance with paragraph 78 of the Schedule, they shall award such Shares only as Free and Matching Shares, and in priority to other available Shares.

11. TRUSTEES’ OBLIGATIONS UNDER THE PLAN

Notice of Award of Free and Matching Shares

11.1	As soon as practicable after Free and Matching Shares have been awarded to a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	their Initial Market Value on the date of Award; and

(c)	the Holding Period applicable to them.

Notice of Award of Partnership Shares

11.2	As soon as practicable after any Partnership Shares have been acquired for a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	the amount of money applied by the Trustees in acquiring those shares on behalf of the Participant; and

(c)	the Market Value at the Acquisition Date.

Notice of acquisition of Dividend Shares

11.3	As soon as practicable after Dividend Shares have been acquired on behalf of a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those shares;

(b)	their Market Value on the Acquisition Date,

(c)	the Holding Period applicable to them; and

(d)	any amount not reinvested and carried forward for acquisition of further Dividend Shares.

Notice of any foreign tax deducted before dividend paid

11.4	Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

Restrictions during the Holding Period

11.5	During the Holding Period the Trustees shall not dispose of any Free, Matching or Dividend Shares (whether by transfer to the employee or otherwise) except as allowed by the following paragraphs of the Schedule:

(a)	paragraph 37 (power of participant to direct Trustees to accept general offers etc.);

(b)	paragraph 77 (power of Trustees to raise funds to subscribe for rights issue);

(c)	paragraph 79 (meeting PAYE obligations); and

(d)	paragraph 90(5) (termination of plan: early removal of shares with participant’s consent).

PAYE Liability etc.

11.6	The Trustees may dispose of a Participant’s Shares or accept a sum from the Participant in order to meet a PAYE obligation in any of the circumstances provided in sections 510-512 of ITEPA 2003 (PAYE: shares ceasing to be subject to the Plan).

Where the Trustees receive a sum of money which constitutes a Capital Receipt in respect of which a Participant is chargeable to income tax as employment income, the Trustees shall pay to the employer a sum equal to that on which income tax is so payable.

The Trustees shall maintain the records necessary to enable them to carry out their PAYE obligations, and the PAYE obligations of the employer company so far as they relate to the Plan.

The Trustees shall maintain records of Participants who have participated in one or more share incentive plans approved under the Schedule established by the Company or a Connected Company.

Where the Participant becomes liable to income tax under ITEPA 2003, Chapter 3 Part 4 of Income Tax (Trading and Other Income) Act 2005 or Chapter 4 Part 4 of Income Tax (Trading and Other Income) Act 2005, the Trustees shall inform the Participant of any facts which are relevant to determining that liability.

Money’s worth received by Trustees

11.7	The Trustees shall pay over to the Participant as soon as is practicable, any money or money’s worth received by them in respect of or by reference to any shares, other than new shares within paragraph 87 of the Schedule (consequences of company reconstructions).

This is subject to:

(a)	the provisions of Part 8 of the Schedule (dividend reinvestment);

(b)	the Trustees obligations under sections 510-514 of ITEPA 2003

and

(c)	the Trustees’ PAYE obligations.

General offers etc.

11.8	If any offer, compromise, arrangement or scheme is made which affects the Free Shares or Matching Shares the Trustees shall notify Participants. Each Participant may direct how the Trustees shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Trustees shall take no action.

12. POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE

If instructed by Participants in respect of their Plan Shares the Trustees may dispose of some of the rights under a rights issue arising from those Shares to obtain enough funds to exercise the remaining rights.

The rights referred to are the rights to buy additional shares or rights in the same company.

13. POWER TO AGREE MARKET VALUE OF SHARES

Where the Market Value of Shares falls to be determined for the purposes of the Schedule, the Trustees may agree with HM Revenue and Customs that it shall be determined by reference to such date or dates, or to an average of the values on a number of dates, as specified in the agreement.

14. PERSONAL INTEREST OF TRUSTEES

Trustees, and directors, officers or employees of a corporate Trustee, shall not be liable to account for any benefit accruing to them by virtue of their:

(a)	participation in the Plan as a Participant;

(b)	ownership, in a beneficial or fiduciary capacity, of any shares or other securities in any Participating Company;

(c)	being a director or employee of any Participating Company, being a creditor, or being in any other contractual relationship with any such Company.

15. TRUSTEES’ MEETINGS

The Trustees shall hold meetings as often as is necessary for the administration of the Plan. There shall be at least two Trustees present at a meeting except where the sole Trustee is a corporate Trustee and the Trustees shall give due notice to all the Trustees of such a meeting. Decisions made at such a meeting by a majority of the Trustees present shall be binding on all the Trustees. A written resolution signed by all the Trustees shall have the same effect as a resolution passed at a meeting.

16. SUBSIDIARY COMPANIES

Any Subsidiary may with the agreement of the Company become a party to this Deed and the Plan by executing a deed of adherence agreeing to be bound by the Deed and Rules.

Any company which ceases to be a Subsidiary shall cease to be a Participating Company.

17. EXPENSES OF PLAN

The Participating Companies shall meet the costs of the preparation and administration of this Plan.

18. TRUSTEES’ LIABILITY AND INDEMNITY

18.1	The Participating Companies shall jointly and severally indemnify each of the Trustees (except a remunerated Trustee) against any expenses and liabilities which are incurred through acting as a Trustee of the Plan and which cannot be recovered from the Trust Fund. This does not apply to expenses and liabilities which are incurred through fraud or wilful wrongdoing or are covered by insurance under clause 18.3.

18.2	No Trustee except a remunerated Trustee shall be personally liable for any breach of trust (other than through fraud or wilful wrongdoing) over and above the extent to which the Trustee is indemnified by the Participating Companies in accordance with clause 18.1 above.

18.3	A non-remunerated Trustee may insure the Plan against any loss caused by him or any of his employees, officers, agents or delegates. A non-remunerated Trustee may also insure himself and any of these persons against liability for breach of trust not involving fraud or wilful wrongdoing or negligence of the Trustee or the person concerned.

18.4	A Trustee who carries on a profession or business may charge for services rendered on a basis agreed with the Company. A firm or company in which a Trustee is interested or by which he is employed may also charge for services rendered on this basis.

19. COVENANT BY THE PARTICIPATING COMPANIES

The Participating Companies hereby jointly and severally covenant with the Trustees that they shall pay to the Trustees all sums which they are required to pay under the Rules and shall at all times comply with the Rules.

20. ACCEPTANCE OF GIFTS

The Trustees may accept gifts of Shares and other assets which shall be held upon the trusts declared by clause 3.2 as the case may be.

21. TRUSTEES’ LIEN

The Trustees’ lien over the Trust Fund in respect of liabilities incurred by them in the performance of their duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions:

(a)	the Trustees shall not be entitled to resort to Partnership Share Money for the satisfaction of any of their liabilities; and

(b)	the Trustees shall not be entitled to resort to Plan Shares for the satisfaction of their liabilities except to the extent that this is permitted by the Plan.

22. AMENDMENTS TO THE PLAN

The Company may, with the Trustees’ written consent, from time to time amend the Plan provided that:

(a)	no amendment which would adversely prejudice to a material extent the rights attaching to any Plan Shares awarded to or acquired by Participants may be made nor may any alteration be made giving to Participating Companies a beneficial interest in Plan Shares, and

(b)	if the Plan is approved by HM Revenue and Customs at the time of an amendment or addition, any amendment or addition to a “key feature” (as defined in paragraph 84(6) of the Schedule) of the Plan shall not have effect unless and until the written approval of HM Revenue and Customs has been obtained in accordance with paragraph 81 of the Schedule.

23. TERMINATION OF THE PLAN

23.1	The Plan shall terminate:

(a)	in accordance with a Plan Termination Notice issued by the Company to the Trustees under paragraph 89 of the Schedule, or

(b)	if earlier, on the expiry of the Trust Period.

23.2	The Company shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustees, HM Revenue and Customs and each individual who has Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

23.3	Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period paragraph 90 of the Schedule shall have effect.

23.4	Any Shares or other assets which remain undisposed of after the requirements of paragraph 90 of the Schedule have been complied with shall be held by the Trustees upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportion, having regard to their respective contributions, as the Trustees shall in their absolute discretion think appropriate.

24. COUNTERPARTS

This Deed of Trust may be executed by way of separate counterparts which taken together shall constitute one and the same instrument.

This Deed of Trust has been executed and delivered as a deed on the date written above.

SIGNED as a DEED by SUN HYDRAULICS LIMITED acting by:

/s/ R. Glasspole
Director

In the presence of:

Witness Signature:	/s/ Peter George Robson
Name:	Peter George Robson
Address:	The Old Barn, Dialhouse Farm, Ashow Warks, CV82LD
Occupation:	Director

SIGNED as a DEED by SHARESECURE LIMITED acting by:

/s/
Director

In the presence of:

Witness Signature:	/s/ Robert James Bradbury
Name:	Robert James Bradbury
Address:	5 Pound Street, Wendover, Bucks HP226E
Occupation:	Relationship Manager